Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. Baker Tilly US, LLP 225 S Sixth St, Ste 2300 Minneapolis, MN 55402-4661 T: +1 (612) 876 4500 F: +1 (612) 238 8900 bakertilly.com Exhibit 16.1 July 13, 2021 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by XPEL, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of XPEL, Inc. dated July 14, 2021. We agree with the statements concerning our Firm in such Form 8-K. Sincerely, Minneapolis, Minnesota